UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Communications Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMUNICATIONS SYSTEMS, INC.

10900 Red Circle Drive
Minnetonka, Minnesota 55343

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 24, 2017

Dear Shareholders:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Communications Systems, Inc. (“CSI” or the “Company”). The meeting will be held at the Company’s offices located at 10900 Red Circle Drive, Minnetonka, Minnesota, on Wednesday, May 24, 2017 beginning at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect six directors to the Board to serve one-year terms until the next Annual Meeting of Shareholders or until their respective successors have been elected and qualified;

2.	To ratify the appointment of Baker Tilly Virchow & Krause, LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2017; and

3.	To transact any other business that may properly come before the meeting.

The Board of Directors has fixed the close of business on March 29, 2017 as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

You may attend the meeting and vote in person, or you may vote by proxy. To ensure your representation at the meeting, please complete and submit your proxy, whether or not you expect to attend in person. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

By Order of the Board of Directors,

Curtis A. Sampson, Chairman

Minnetonka, Minnesota

April 11, 2017

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS:

Copies of this Notice, the Proxy Statement following this Notice and the Annual Report to Shareholders are available at www.proxyvote.com

COMMUNICATIONS SYSTEMS, INC.
PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING

Information Regarding the Annual Meeting

This Proxy Statement is furnished to the shareholders of Communications Systems, Inc. (“CSI” or the “Company”) beginning April 12, 2017 in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders that will be held at the Company’s offices at 10900 Red Circle Drive, Minnetonka, Minnesota, on Wednesday, May 24, 2017, beginning at 10:00 a.m., Central Daylight Time, or at any adjournment or adjournments thereof.

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters disclosed in the Notice of 2017 Annual Meeting of Shareholders that accompanies this Proxy Statement. These include:

●	Elect six directors; and

●	Ratify the appointment of Baker Tilly Virchow & Krause LLP (“Baker Tilly”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

We will also consider any other business that may properly be presented at the meeting, and management will report on CSI’s performance during the last fiscal year and respond to questions from shareholders.

How does the Board recommend that I vote?

The Board of Directors named in this proxy statement recommends a vote:

●	“FOR” the election of the six individuals recommended by the Board of Directors; and

●	“FOR” the ratification of the appointment of Baker Tilly.

Who is entitled to vote at the meeting?

If you were a shareholder of record at the close of business on March 29, 2017 (the “record date”), you are entitled to vote at the meeting. As of the record date, 8,930,784 shares of common stock were outstanding and eligible to vote.

What is the difference between a shareholder of record and a street name holder?

If your shares are registered directly in your name, you are the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of those shares, and your shares are held in street name. If you are a “street name holder,” you will receive a voting instruction card that appears very similar to a proxy card. Please complete that card as directed to ensure your shares are voted at the meeting.

What are the voting rights of the shareholders?

Holders of common stock are entitled to one vote per share. Therefore, a total of 8,930,784 votes are entitled to be cast at the meeting. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the voting of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted as present at the meeting if the shareholder is present and votes in person at the meeting or the shareholder has properly submitted a proxy by mail, telephone or Internet.

How do I vote my shares?

If you are a shareholder of record, you may give a proxy to be voted at the meeting either:

●	electronically, by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card; or

●	if you received printed proxy materials, you may also vote by mail or telephone as instructed on the proxy card.

If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions in the Notice of Internet Availability of Proxy Materials or, if you received printed proxy materials, you may also vote by mail or telephone by following the instructions in the voting instruction card provided to you by your broker, bank, trustee or nominee. The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. You may also vote in person at the meeting as described in “May I vote my shares in person at the meeting?” below.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card?

It means you hold shares of CSI stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card or, if you vote by telephone or via the Internet, vote once for each proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials you receive.

May I vote my shares in person at the meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, however, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide to not attend the meeting. If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank, trustee or other nominee giving you the right to vote these shares at the meeting.

What vote is required for the proposals to be approved?

●	Election of Directors. The six directors that receive the most votes will be elected to serve on the Board of Directors until the 2018 Annual Meeting of Shareholders.

●	Ratification of the appointment of Baker Tilly as our independent registered public accounting firm. The affirmative vote of a majority of the shares of common stock represented and entitled to vote on the proposal, if those shares represent more than 25% of the shares outstanding on the record date, is sufficient to approve this proposal.

How are votes counted?

Shareholders may either vote FOR or WITHHOLD authority to vote on the election of directors. Shareholders may vote FOR, AGAINST or ABSTAIN on proposal No 2.

If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum. If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you WITHHOLD authority to vote for one or more of the nominees for director, this will have no effect on the election of any director from whom votes are withheld.

If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be present at the meeting for the purpose of determining a quorum, but are not considered entitled to vote on the proposal in question. Your broker or nominee has discretionary authority to vote your shares on the ratification of Baker Tilly as our independent registered public accounting firm even if your broker or nominee does not receive voting instructions from you, but may not vote your shares on any other matters without instructions from you.

May I change my vote?

Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

●	by sending a written notice of revocation to our Corporate Secretary;

●	by submitting another properly signed proxy card at a later date to our Corporate Secretary;

●	by submitting another proxy by telephone or via the Internet at a later date; or

●	by voting in person at the meeting.

If you are a street name holder, please consult your broker, bank, trustee or nominee for instructions on how to change your vote.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees to forward proxy materials to beneficial owners of shares held in street name. Proxies may be solicited by telephone or facsimile, or personally by our directors, officers and regular employees. These individuals will receive no compensation (other than their regular salaries) for these services.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of paper copies?

Under rules of the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials to our shareholders by providing access to these documents on the Internet instead of mailing printed copies. In general, you will not receive printed copies of the materials unless you request them. Instead, we mailed you the Notice of Internet Availability of Proxy Materials (unless you have previously consented to electronic delivery or already requested to receive paper copies), which instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability of Proxy Materials explains how to submit your proxy over the Internet. If you would like to receive a paper copy or e-mail copy of the proxy materials, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.

How can a shareholder present a proposal at the 2018 Annual Meeting?

For a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2018 Annual Meeting, the written proposal must be received at our principal executive offices by the close of business on December 13, 2017. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If a shareholder wishes to present a proposal at the 2018 Annual Meeting that would not be included in our Proxy Statement for that meeting, the shareholder must provide notice to us no later than February 27, 2018. Please contact the Corporate Secretary for a description of the steps to be taken to present a proposal.

How can a shareholder get a copy of the Company’s 2016 Report on Form 10-K?

Our 2016 Annual Report, including our Annual Report on Form 10-K for the year ended December 31, 2016, is available electronically with this Proxy Statement. If you were mailed a paper copy of this Proxy Statement, the 2016 Annual Report was included. The 2016 Annual Report, including our Form 10-K, is also available in the Investor Relations page of our website http://commsystems.com. Upon request, we will provide you copies of any exhibits to the Form 10-K upon payment of a fee covering our reasonable expenses in furnishing these exhibits. You can request exhibits to the Form 10-K by writing to the Corporate Secretary, Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343.

What if I do not specify a choice for a matter when returning a proxy?

Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your shares

●	For the election of each nominee to the Board of Directors set forth in Proposal No. 1; and

●	For the ratification of Baker Tilly as our independent registered public accounting firm set forth in Proposal No. 2.

If any other matters come up for a vote at the meeting, the proxy holders will vote the shares they are entitled to vote, according to the recommendations of the Board of Directors or, if there is no recommendation, at their own discretion.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board of Directors presently consists of six directors, each serving a one-year term. The Board of Directors has nominated and recommends that the Company’s shareholders elect Roger H.D. Lacey, Gerald D. Pint, Richard A. Primuth, Curtis A. Sampson, Randall D. Sampson and Steven C. Webster. All but Mr. Webster currently serve as a director. The Board of Directors believes that each nominee will be able to serve as a director. The Board has determined that each nominee, with the exception of Roger H.D. Lacey, is independent.

Each nominee has indicated his willingness to serve if elected, but if any nominee is unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board. The Company did not receive any shareholder nominations for director. Proxies cannot be voted for more than the number of nominees named in this Proxy Statement.

BOARD OF DIRECTORS

The following table sets forth information regarding the director and nominees named above, including information regarding their principal occupations currently and for the preceding five years.

Roger H.D. Lacey (66)	ROGER H.D. LACEY has been a director since 2008 and is currently the Company’s Vice Chairman and Chief Executive Officer. Mr. Lacey was Senior Vice President of Strategy and Corporate Development at The 3M Company from 2009 to his retirement in 2013. He was The 3M Company’s Chief Strategy Officer and head of Global Mergers and Acquisitions from 2000 to 2013. Mr. Lacey’s career with 3M began in 1975; from 1989 to 2000 he held various senior positions including serving as Division Vice President of 3M Telecom Division. In addition, Mr. Lacey served as a member of the corporate venture capital board for internal and external new venture investments from 2009 to 2013. In addition, he is a Board member of Johnsonville Sausage Corporation, a leading US food company, and also a Senior Partner in GCM Capital, a private equity firm. He is a member of the Board of Governors for Opus Business School, University of St. Thomas; a visiting Professor of Strategy and Corporate Development, Huddersfield University; a founding member of the Innovation Lab at MIT; and is a former Vice Chair of Abbott Northwestern Hospital Foundation. Mr. Lacey brings a unique perspective that combines familiarity with key telecommunications and data markets around the world combined with deep experience in strategic planning and business development.

Gerald D. Pint (81)	GERALD D. PINT has been a director of CSI since 1997. He is currently a member of the Compensation Committee. Since 1993, Mr. Pint has provided telecommunications consulting services and served on the boards of three public companies in addition to CSI: Hector Communications Corporation (2003 to 2006), Norstan, Inc. (1982 to 1997) and Inventronics Ltd. (1994 to 2004). From 1959 to 1993, Mr. Pint was employed by The 3M Company and held various sales and management positions at 3M business units that were engaged in manufacturing and selling electronic and telecommunications products. In particular, from 1976 to 1982, Mr. Pint served as the Division Vice President of 3M’s Telecom Products Division, and from 1982 until his retirement in 1993 he served as Group Vice President of 3M’s Electro Telcom Group. Mr. Pint’s background in and understanding of production and sales of telecommunications and electronics products, as well as his executive level management experience, derived from a 34-year career at The 3M Company, provides a valuable perspective in the Board’s governance of CSI’s telecommunications and data communications related businesses.

Richard A. Primuth (71)	RICHARD A. PRIMUTH was elected as a director in October 2013 and currently serves as Chair of the Compensation Committee and as a member of the Audit & Finance Committee. For over 40 years, Mr. Primuth has served as an attorney with the Minneapolis law firm of Lindquist & Vennum LLP, specializing in business law. He was a partner in this firm from 1977 until December 2011 when he became Of Counsel to the firm. Mr. Primuth’s business law practice has been heavily focused on representing public and private corporations, securities offerings, mergers and acquisitions, and other complex business transactions, and he served as the Company’s primary outside legal counsel from 1983 until he was elected to the Board. Upon being elected to the Board, he ceased providing any legal services to the Company. The Board of Directors believes that

Mr. Primuth’s significant experience in corporate governance, public offerings and other financings, capital markets, SEC compliance and reporting, mergers and acquisitions, spin offs, complex contract negotiations, and other business law areas, as well as his deep understanding of the Company, its history, markets and products, make him a significant resource as a Company director.

Curtis A. Sampson (83)	CURTIS A. SAMPSON founded the Company in 1969 and has been a director since its inception. He currently serves as Chair of CSI’s Board. He is also Chairman and a director of Canterbury Park Holding Corporation, a public company engaged in pari-mutuel and card club wagering. He is also a Regent of Augsburg College in Minneapolis, Minnesota and a member of the Emeritus Board of Overseers of the University of Minnesota’s Carlson School of Management. Mr. Sampson was CSI’s Chief Executive Officer from 1969 to June 2007, when he retired from full time executive responsibilities. While CEO, in addition to providing leadership to CSI’s operations, Mr. Sampson managed numerous acquisitions and divestitures, including spin offs of two internally developed business units that were subsequently sold in transactions generating an aggregate of approximately $200 million in cash for their shareholders. Over the course of his career, Mr. Sampson has also served on other non-profit boards, telephone industry association boards and private company boards, including service as a director of the following public companies: Hector Communications Corporation (2003 to 2006), Nature Vision, Inc. (2001 to 2009) and North American Communications Corporation (1986 to 1988). The distinctive perspective Mr. C.A. Sampson brings to the Board is his knowledge, gained over 40 years leading the Company, of CSI’s business, operations, markets, vendors, customers and employees in combination with his experience in business acquisitions and divestitures, perspective gained from serving on other boards and extensive executive management experience.

Randall D. Sampson (58)	RANDALL D. SAMPSON has been a director since 1999. He currently serves as Chair of the Audit & Finance Committee, and also is a member of the Compensation Committee. Mr. R.D. Sampson is the son of C.A. Sampson. Mr. R.D. Sampson is the President, Chief Executive Officer, and a Board member, of Canterbury Park Holding Corporation (“CPHC”), positions he has held since 1994. CPHC is a public company based in Shakopee Minnesota that, led by R.D. Sampson, re-launched a failed pari-mutuel race track and stimulated the revival of Minnesota’s horse breeding and training industries. Under his leadership, the Canterbury Park Racetrack has become a unique, family-friendly venue for live horse races and other entertainment, as well as pari-mutuel and card club wagering. Before becoming one of the three co-founders of CPHC in 1994, and after graduating from college with a degree in accounting, Mr. Sampson worked for five years in the audit department of a large public accounting firm where he earned his CPA certification, subsequently gained experience as a controller of a private company, served as a chief financial officer of a public company and managed Sampson family interests in horse breeding and training. The challenging nature of Canterbury Park’s business has demanded from its CEO an entrepreneurial mindset, attention to expense control, continuous innovation in marketing, and attention to the needs of customers, which, along with other qualities, Mr. R.D. Sampson uniquely brings to the governance responsibilities of the CSI Board.

Steven C. Webster (60)	STEVEN C. WEBSTER is a nominee for election at the Annual Meeting. Since July 2013, Mr. Webster has served as Senior Fellow and Spencer Chair in Technology Management at the University of Minnesota. In this capacity, he teaches graduate classes in innovation for mid-career professionals and in business basics for graduate students in science and technology. From May 2005 to October 2012, Mr. Webster was Vice President of Research and Technology Commercialization for The 3M Company’s Display and Graphics Business. In that role, he had responsibility for about 1,000 technical professionals worldwide, setting technology strategy and guiding key programs for a $4 billion global business. He directly led laboratories in Saint Paul, Minnesota; Austin, Texas; and Singapore. Over his 31-year career with 3M, Mr. Webster also held the executive position leading the global deployment of 3M Six Sigma; held R&D leadership roles in display technology, optical films, telecommunications, data storage and optical recording; and had business responsibility for fiber optics and test systems products in the 3M Telecom Systems Division. Prior to joining 3M, Mr. Webster was a Member of Technical Staff at Bell Laboratories in Holmdel New Jersey, from 1979 to 1981, where he worked on the first commercial fiber optics transmission system. Mr. Webster received a Master of Science in electrical engineering and computer science and a Bachelor of Science in electrical engineering from MIT in 1979. Mr. Webster currently serves on the Board of Directors and Executive Committee of the Guthrie Theater, and on the MIT Undergraduate Practice Opportunities Program Advisory Board. Mr. Webster brings deep experience in new product development, an understanding of telecommunications technology and business dynamics, expertise in the application of Six Sigma to improve business processes and significant executive level management skill, all qualities that will strengthen the Board’s oversight of the Company’s businesses.

Retiring Director

In addition to these nominees, Luella G. Goldberg is retiring as a Company director effective as of the date of the Annual Meeting. Ms. Goldberg has served as a Company director since 1997. During her 20 years of distinguished service, Ms. Goldberg served on the Audit & Finance Committee (and predecessor committees) for 16 years and served on the Compensation Committee for 12 years. Ms. Goldberg also served on the Company’s Governance and Nominating Committee from 2005 until 2014, including five years as Chair, and has served as Lead Governance Director since 2014.

Vote Required

Directors are elected by a plurality of the votes cast. Therefore, the six nominees who receive the highest number of votes will be elected as directors.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the election of each of the nominees named above as a director.

PROPOSAL NO. 2 – RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit & Finance Committee has selected Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. While the Audit & Finance Committee retains the sole authority to retain, compensate, oversee and terminate the independent registered public accounting firm, the Audit & Finance Committee is submitting the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accountants for ratification. In the event the shareholders do not ratify the appointment of Baker Tilly Virchow Krause, LLP, the Audit & Finance Committee will reconsider the selection.

Vote Required

Approval of this Proposal 2 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on Proposal 2.

The Board of Directors Recommends Shareholders Vote FOR
Proposal 2: Ratification of the Appointment of Baker Tilly Virchow Krause, LLP

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

On March 6, 2017, we engaged Baker Tilly Virchow Krause, LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2017. On March 6, 2017, we also dismissed Deloitte & Touche LLP as our independent registered public accounting firm, effective upon completion of the audit of the Company financial statements for the year ended December 31, 2016. Both the engagement of Baker Tilly Virchow Krause, LLP and dismissal of Deloitte & Touche LLP were approved by the Audit & Finance Committee, which has sole authority and responsibility with respect to the selection, engagement and dismissal of the Company independent registered public accounting firm. The Committee is asking the shareholders to ratify the appointment of Baker Tilly Virchow Krause, LLP for the year ended December 31, 2017 in Proposal 2.

During the two most recent fiscal years and the subsequent interim period through March 31, 2017, when the Company filed its Form 10-K for the year ended December 31, 2016, there have been no disagreements between us and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused Deloitte & Touche LLP to make reference thereto in its reports on the financial statements for these years. During the two most recent fiscal years and the subsequent interim period through March 31, 2017, there have been no reportable events (as defined in Item 304(a)(1)(v)) of Regulation S-K). Neither of the reports of Deloitte & Touche LLP on the financial statements for the fiscal years ended December 31, 2016 and 2015 contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2016 and 2015 and the subsequent interim period through March 31, 2017, we did not consult with Baker Tilly Virchow Krause, LLP regarding any matters described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

We expect representatives of Baker Tilly Virchow Krause, LLP to be present at the Annual Meeting of Shareholders. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following is a summary of the fees billed to the Company by Deloitte & Touche LLP for professional services rendered for the fiscal years ended December 31, 2016 and 2015. The Audit & Finance Committee considered and discussed with Deloitte & Touche LLP the provision of non-audit services to the Company and the compatibility of providing these services with maintaining its independence as the Company’s auditor.

Fee Category	2016	2015

Audit Fees	$581,260	$503,000

Audit-Related Fees	0	0

Tax Fees	4,000	6,875

All Other Fees	2,000	2,000

Total Fees	$587,260	$511,875

Audit Fees. This category consists of fees billed for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in our quarterly reports, and statutory audit of the Company’s U.K.-based Austin Taylor subsidiary.

Audit-Related Fees. This category consists of fees billed for assurance and related services, such as the Company’s employee benefit plan audits that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not otherwise reported under “Audit Fees.”

Tax Fees. This category consists of fees billed for professional services for tax compliance, tax advice and tax planning. Assistance regarding federal and state tax compliance and acquisitions are provided to the Company by McGladrey LLP. The amounts presented in the table above represent international tax compliance service.

All Other Fees. All other fees are fees for products and services other than those listed above.

Audit & Finance Committee Pre-approval Policies and Procedures

In addition to approving the engagement of the independent registered public accounting firm to audit the Company’s consolidated financial statements, the policy of the Audit & Finance Committee is to approve all use of the Company’s independent registered public accounting firm for non-audit services prior to any such engagement. To minimize relationships that could appear to impair the objectivity of the independent registered public accounting firm, the policy of the Committee is to restrict the non-audit services that may be provided to the Company by the Company’s independent registered public accounting firm primarily to tax services, merger and acquisition due diligence and integration services, and any other services that can clearly be designated as “non-audit” services.

Audit & Finance Committee Report

The Audit & Finance Committee is responsible for independent, objective oversight of the Company’s financial accounting and reporting by overseeing the system of internal controls established by management and monitoring the participation of management and the independent registered public accounting firm in the financial reporting process.

The Audit & Finance Committee held five meetings in 2016. The meetings were designed to facilitate and encourage private communication between the Committee and Deloitte & Touche LLP.

During the meetings, the Committee reviewed and discussed the Company’s financial statements with management and Deloitte & Touche LLP. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit & Finance Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The discussions with Deloitte & Touche LLP also included the matters required by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS 89 and 90 (Audit Committee Communications).

Deloitte & Touche LLP provided to the Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and this information was discussed with Deloitte & Touche LLP.

Based on the discussions with management and Deloitte & Touche LLP, the Committee’s review of the representations of management and the report of the Deloitte & Touche LLP, the Audit & Finance Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

Submitted by the Audit & Finance Committee of the Company’s Board of Directors

Randall D. Sampson (Chair)        Luella Gross Goldberg         Richard A. Primuth

CORPORATE GOVERNANCE AND BOARD MATTERS

General Information

Our Board is committed to sound and effective corporate governance practices. Our governance policies are consistent with applicable provisions of the rules of the SEC and the listing standards of the NASDAQ Stock Market (“NASDAQ”). We also periodically review our governance policies and practices in comparison to those suggested by authorities in corporate governance and the practices of other public companies.

You can access our corporate governance charters and other related materials by following links on the “Corporate Governance” page of our website http://commsystems.com.

The Board, Board Committees and Meetings

Meeting Attendance. Our Board meets regularly during the year to review matters affecting our Company and to act on matters requiring Board approval. Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. During 2016, the Board met seven times. Each director attended at least 75% of the meetings of the Board and committees on which he or she served, and all directors attended the 2016 Annual Meeting of Shareholders.

Board Committees. Our Board has established two standing committees: Audit & Finance and Compensation. Only members of the Board serve on these committees. Following is information about each committee:

Audit & Finance Committee. The Audit & Finance Committee is responsible for the engagement, retention and replacement of the independent registered public accounting firm, approval of transactions between the Company and a director or executive officer unrelated to service as a director or officer, approval of non-audit services provided by the Company’s independent registered public accounting firm, oversight of the Company’s internal controls and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. The Company’s independent registered public accounting firm, reports directly to the Audit & Finance Committee. The Audit & Finance Committee operates under a formal charter that is reviewed annually and was most recently revised amended on November 3, 2016. The current members of the Audit & Finance Committee are Luella G. Goldberg, Richard A. Primuth, and Randall D. Sampson (Chair). Ms. Goldberg, Mr. Primuth and Mr. Sampson are each independent under SEC Rules and NASDAQ listing standards. In addition, the Board has determined that Randall D. Sampson qualifies as the Committee’s financial expert. The Audit & Finance Committee met five times during 2016.

Compensation Committee. The Compensation Committee is responsible for the overall compensation strategy and policies of the Company; reviews and approves the compensation and other terms of employment of the Company’s chief executive officer and other executive officers, subject to final Board approval; oversees the establishment of performance goals and objectives for the Company’s executive officers; administers the Company’s incentive compensation plans, including the Company 2011 Incentive Stock Plan; considers the adoption of other or additional compensation plans; and provides oversight and final determinations with respect to the Company’s 401(k) plan, employee stock ownership plan and other similar employee benefit plans. The Committee operates under a Board-approved charter that is reviewed annually and was most recently amended on March 7, 2014. The current members of the Compensation Committee are Gerald D. Pint, Richard A. Primuth (Chair) and Randall D. Sampson. Each Compensation Committee member is independent under NASDAQ standards. The Committee met three times in 2016.

Director Independence

The Board has adopted director independence guidelines that conform to the definitions of “independence” set forth in Section 301 of the Sarbanes-Oxley Act of 2002, Rule 10A-3 under the Securities Exchange Act of 1934 and listing standards of NASDAQ. In accordance with these guidelines, the Board has reviewed and considered facts and circumstances relevant to the independence of each of our directors and director nominees and has determined that each of the following incumbent directors qualifies as “independent” under NASDAQ listing standards: Luella G. Goldberg, Gerald D. Pint, Richard A. Primuth, Curtis A. Sampson and Randall D. Sampson.

Selecting Nominees for Election to the Board

In selecting nominees for election to the Board at the 2017 Annual Shareholders Meeting, Lead Governance Director Luella Goldberg (an independent director) in consultation with the Board Chair and the Compensation Committee Chair (both independent directors) assessed the existing Board, in part to ensure the Board reflects an appropriate balance of knowledge, experience, skills, expertise, diversity, and independence to enable the Board to meet the challenges it may confront. These directors also reviewed the Board composition to determine the qualifications and areas of expertise needed to further enhance the Board’s ability to fulfill its responsibilities. After this consultation, Ms. Goldberg, on behalf of herself and the Board Chair and Compensation Committee Chair, recommended to the full Board that the five existing directors be nominated for reelection and that Mr. Webster be nominated for election at the 2017 Annual Meeting of Shareholders.

Although the Board does not have a formal policy regarding diversity, in addition to minimum requirements of integrity, ability to make independent analytical inquiries, personal health and a willingness to devote adequate time and effort to Board responsibilities, the Board seeks individuals who reflect diversity in background, education, business experience, skills, business relationships and associations and other factors that will contribute to the Board’s governance of the Company.

In making recommendations regarding nominees for election as directors, the Board will consider qualified candidates who are proposed by our shareholders. Shareholders can submit qualified candidates, together with appropriate biographical information, to the Corporate Secretary at: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343. Any shareholder desiring to submit a director candidate for consideration at our 2018 Annual Meeting of Shareholders must ensure that the submission is received by the Company no later than December 13, 2017 to provide adequate time for the Board to properly consider the candidate.

Shareholders may directly nominate an individual for election to the Board at our shareholders meeting by following procedures in our Bylaws. A shareholder wishing to formally nominate an individual to election to the Board at future shareholder meetings should follow the procedure set forth below under the caption “Other Information – Shareholder Proposals for 2018 Annual Meeting -- Shareholder Nominations.”

Board Leadership

Our Governance Guidelines separate the roles of Chair of the Board and Chief Executive Officer. These positions are respectively held by Curtis A. Sampson and Roger H.D. Lacey. This structure enables the Chair, in collaboration with other non-employee directors, to have an active role in setting agendas and establishing Board priorities and procedures.

Ms. Luella Goldberg serves as Lead Governance Director and, in this capacity, provides leadership in determining the size and composition of the Board, finding individuals qualified to serve as Board members, and reviewing the size and composition of the Board committees, facilitating Board self-assessment and advising the Board on other governance topics.

Mr. Richard Primuth, in addition to his other director responsibilities, has been designated as Board Secretary. In this capacity, he is responsible for keeping minutes of the Board and committee meetings, developing and maintaining an annual calendar of Board and Committee meetings and responsibilities, facilitating the flow of information regarding business operations and results to the Board, assisting the Chairman and CEO to develop agendas for Board meetings, and providing company officers with Board level input on pending legal matters, material contracts, corporate developments and other developments in the Company’s business.

Board’s Role in Managing Risk

In general, management is responsible for the day-to-day management of the risks the Company faces, while the Board, acting as a whole and through the Audit & Finance Committee, has oversight responsibility for risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Members of senior management attend the regular meetings of the Board and are available to address questions and concerns raised by the Board related to risk management. In addition, the Board regularly discusses with management, the Company’s independent registered public accounting firm and the internal auditor, identified major risk exposures, their potential financial impact on the Company, and steps that could be taken to manage these risks.

The Audit & Finance Committee assists the Board in fulfilling its risk management oversight responsibilities in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Audit & Finance Committee reviews the Company’s financial statements and meets with the Company’s independent registered public accounting firm and internal auditor at least four times each year to review their respective reports on the adequacy and effectiveness of our internal audit and internal control systems, and to discuss policies with respect to risk assessment and risk management.

Director Compensation

Compensation information paid to non-employee directors of the Company in 2016 is set forth under the caption “Director Compensation.”

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct (the “Code”) applicable to all of the Company’s officers, directors, employees, and consultants that establishes guidelines for professional and ethical conduct in the workplace. The Code also contains a special set of guidelines applicable to the Company’s senior financial officers, including the chief executive officer, principal financial officer, principal accounting officer, and others involved in the preparation of the Company’s financial reports.

These guidelines are intended to promote the ethical handling of conflicts of interest, full and fair disclosure in periodic reports filed by the Company, and compliance with laws, rules and regulations concerning this periodic reporting. A copy of the Code is available by following links on the “Corporate Governance” page of our website at http://commsystems.com, and is also available, without charge, by writing to the Company’s Corporate Secretary at: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343.

Contacting the Board of Directors

Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual director at Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual director, as appropriate, depending on the facts and circumstances described in the communication received. By way of example, a complaint regarding accounting, internal accounting controls or auditing matters would be forwarded to the Chair of the Audit & Finance Committee for review. Complaints and other communications may be submitted on a confidential or anonymous basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Summary Ownership Table

The following table sets forth ownership of the Company’s common stock by (i) each person known by the Company to own of record or beneficially 5% or more of the Company’s common stock, (ii) each director and nominee for director, (iii) each current Named Executive Officer (as defined below in the “Summary Compensation Table”) and (iv) all officers and directors of the Company as a group, in each case based upon information available as of March 29, 2017 (unless otherwise noted). As indicated by footnote, the table includes (i) shares subject to options that may be exercised within 60 days of March 29, 2017; (ii) restricted stock units (“RSUs”) that will be settled in shares within 60 days of March 29, 2017; and (iii) shares allotted to an individual’s account under the Communications Systems, Inc. Employee Stock Ownership Plan (“ESOP shares”) as of December 31, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Curtis A. Sampson †
10900 Red Circle Drive
Minnetonka, MN 55343	1,161,294	(1)	13.0%

GAMCO
One Corporate Center
Rye, New York 10580	1,100,991	(2)	12.3%

Dimensional Fund Advisors LP
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746	593,108	(3)	6.6%

Communications Systems, Inc. Employee Stock Ownership Plan
10900 Red Circle Drive
Minnetonka, MN 55343	595,959	(4)	6.7%

Ira Albert
1304 SW 160th Avenue, Suite 209
Fort Lauderdale, FL 33326	519,151	(5)	5.8%

Roger H.D. Lacey †	117,216	(6)	1.3%

Bruce C. Blackwood †	100,950	(7)	1.1%

Mark Fandrich †	565		*

Scott Fluegge †	56,287	(8)	*

Scott Otis †	50,021	(9)	*

Luella G. Goldberg †	70,517	(10)	*

Gerald D. Pint †	56,979	(11)	*

Richard A. Primuth †	54,634	(12)	*

Randall D. Sampson †	133,982	(13)	1.3%

Steven C. Webster	—		*

All directors and executive officers as a group (12 persons)	1,828,252	(14)	19.5%

*	Indicates less than one percent ownership.
†	A Director or a Named Executive Officer of the Company.

(1)	Includes 626,923 shares owned by Mr. Curtis A. Sampson directly, 430,000 shares held indirectly in irrevocable trusts for the benefit of Mr. Sampson’s children and grandchildren, of which Mr. Sampson is a trustee and as to which he disclaims beneficial interest, 26,114 shares owned by his spouse, as to which beneficial ownership is disclaimed, 33,632 shares subject to options, 2,713 restricted stock units that will be issued as shares within 60 days of March 29, 2017 and 41,912 ESOP shares.

(2)	The aggregate number of shares includes 392,000 by Gabelli Funds, LLC; 699,991 by GAMCO Asset Management, Inc., and 9,000 by Mario J. Gabelli, according to a Schedule 13D/A filed with the SEC on December 1, 2016.

(3)	The aggregate number of shares held by Dimensional Fund Advisors LP (“Dimensional”) is owned by four investment companies and other commingled group trusts and separate accounts. In its role as investment advisor, Dimensional is deemed to have beneficial ownership of the securities as reported on Schedule 13G filed with the Securities and Exchange Commission on February 9, 2017.

(4)	Messrs. Roger H.D. Lacey, Randall D. Sampson and Mark Fandrich serve as Trustees of the CSI ESOP, and disclaim beneficial ownership of the shares held by the CSI ESOP, except for shares allocated to their respective accounts.

(5)	The aggregate number of shares listed above includes shares owned by Albert Investment Associates, L.P., shares owned by Ira Albert personally, and shares owned by accounts over which Ira Albert has discretionary voting and dispositive authority, as reported on the most recent Schedule 13D/A filed with the Securities and Exchange Commission.

(6)	Includes 43,188 shares owned by Mr. Lacey directly, 73,169 shares subject to options and 859 ESOP shares.

(7)	Includes 8,592 shares owned by Mr. Blackwood directly, 78,666 shares subject to options, 1,077 RSUs and 12,615 ESOP shares.

(8)	Includes 5,514 shares owned by Mr. Fluegge directly, 46,458 shares subject to options, 979 RSUs and 3,336 ESOP shares.

(9)	Includes 3,046 shares owned by Mr. Otis directly, 44,146 shares subject to options, 1,038 RSUs and 1,791 ESOP shares.

(10)	Includes 31,673 shares owned by Ms. Goldberg directly, 36,583 shares subject to options and 2,261 RSUs.

(11)	Includes 19,885 shares owned by Mr. Pint directly, 35,059 shares subject to options and 2,035 RSUs.

(12)	Includes 15,487 shares owned by Mr. Primuth directly, 35,302 shares subject to options and 3,845 RSUs.

(13)	Includes 59,187 shares owned by Mr. Sampson directly, 34,200 shares owned by his spouse and children, 38,108 shares subject to options and 2,487 RSUs.

(14)	Includes 820,016 shares owned by officers and directors as a group directly, 437,226 shares subject to options, 16,796 RSUs, 60,314 shares held by their respective spouses and children, 430,000 shares held in trusts and 63,899 ESOP shares.

EXECUTIVE COMPENSATION

The Company is a global provider of connectivity infrastructure and services for deployments of broadband networks. Our operations are conducted primarily through our Suttle, Inc. (“Suttle”), Transition Networks, Inc. (“TN”) and JDL Technologies (“JDL”) business units.

This section discusses our executive compensation objectives and policies, forms of compensation, and compensation related to services in 2016 paid or potentially payable to the Named Executive Officers identified below under the Summary Compensation Table (“NEOs”), as well as other senior executives (collectively, with the NEOs, the “Senior Executives”).

Compensation Philosophy and Objectives

The Company’s approach to executive compensation of the Company’s Senior Executives is based on the following objectives:

●	To align compensation with shareholder interests;

●	To reward both annual and long-term financial performance;

●	To provide pay opportunities comparable to opportunities at companies with which the Company competes for management talent; and

●	To maintain internally fair and equitable compensation levels and practices.

The Company has generally structured its annual and long-term incentive compensation to be “performance-based.” In addition, when determining how much performance-based compensation should be paid in cash versus granting stock options or other awards payable in stock (collectively “Equity Awards”), the Committee has generally emphasized paying long-term compensation through Equity Awards.

Role of the Compensation Committee and Information Used to Determine Compensation

One of the Compensation Committee’s primary responsibilities is to review and approve, or recommend for Board approval, compensation paid to the Company’s Chief Executive Officer, the NEOs, and other Senior Executives. The Compensation Committee (“Committee”) carries out this responsibility pursuant to a Board-approved written charter. The Committee is subject to Board oversight, and other Board members frequently participate in deliberations related to executive compensation. Additional information regarding the primary responsibilities of the Committee and its current members is provided above under the caption “Corporate Governance and Board Matters – the Board, Board Committees and Meetings.”

Under its charter, the Committee has the authority to select, retain, and compensate executive compensation consultants and other experts that it deems necessary to carry out its responsibilities. Since November 2015, the Committee has, from time to time, engaged Total Rewards Group (“TRG”), a compensation consulting firm, to study and make recommendations regarding our compensation program. This included an evaluation of our base compensation for Senior Executives to determine whether we were paying “competitive” compensation and whether our approach to compensation was generally in line with “best practices” for public companies. The Committee selected TRG without a recommendation by management and TRG reported directly to the Committee.

The Committee also uses industry surveys to evaluate base compensation and total compensation paid to our Senior Executives. In some years, the Committee has relied on studies prepared by Company employees based on surveys of manufacturing companies of similar size. In other years, this information has been supplied by our compensation consultant. In addition, the Committee periodically compares compensation it pays to Senior Executives to compensation paid by a limited number of specific companies in similar industries, and of similar size and scope (“comparator group”) so that it has comparative data for assessing the Company’s market position in compensation levels and practices.

Base Salaries

Base salaries of the Company’s executive officers are established by reference to average base salaries paid to executives in similar positions with similar responsibilities using information supplied by compensation consultants and other sources. Base salaries are generally reviewed annually in December of each year and adjustments are made effective as of January 1 of the following year. From time to time, however, promotions and other events require adjustments at other points in the year. While emphasis is placed on measurable financial factors, when it determines base salaries, the Committee also considers factors such as development and execution of strategic plans, changes in areas of responsibility, potential for assuming greater responsibility and the development and management of employees. The Committee does not, however, assign specific weights to these various quantitative and qualitative factors in reaching its decisions.

The following table shows the base salary paid to each NEO in 2016 as compared to 2015.

Named Executive Officer	Position	Annual Rate of Base Salary ($)	Amount Paid in 2015 ($)
Roger H. D. Lacey	Chief Executive Officer	275,000	250,000
Mark Fandrich	Chief Financial Officer	200,000 (1)	—
Bruce Blackwood	General Manager, Suttle	221,288	214,283
Scott Otis	General Manager, TN	210,627	206,559
Scott Fluegge	President & General Manager, JDL	206,004	190,962

(1)	Mr. Fandrich’s base salary was set at $200,000 when he was appointed CFO in August 2016. He was not an executive officer in 2015.

Annual Bonus Plan

Bonuses are paid under the Company’s Annual Bonus Plan (“Bonus Plan”) to NEOs and other Senior Executives during the course of and following the end of each fiscal year based on achievement in relation to objective financial goals set at the beginning of the fiscal year. These bonuses are intended to provide Senior Executives with an opportunity to receive additional cash compensation upon attainment of pre-established performance goals.

At the beginning of each fiscal year, the Committee determines what objective performance measures it will use to assess performance by the Company overall and by each business unit. In addition, the Committee assigns a percentage weight to the various measures that are applied when determining the total bonus to be paid to each executive. The Committee concurrently determines specific goals for each of these performance measures. Most performance measures for business unit performance have three goals to which achievement is compared, defined as “threshold,” “target” and “maximum,” with “target” goals generally being equal to the Company’s budget for that performance measure.

Bonus Compensation of Business Unit Leaders

Each Business Unit Leader is typically paid a bonus based on the performance of the business unit he manages, and whether and to what extent bonus compensation is paid to him is determined following the end of quarterly or annual periods. For certain performance measures, a comparison of achievement to performance goals is made after the end of each of the four quarters or after the first half and second half of the year, as well as after year end. With respect to these measures, we compare quarterly results and annual results to goals, and a bonus is paid if quarterly or annual performance is generally at least 80% of the target goal for that performance measure. For other performance measures, a comparison of achievement to performance goals is made quarterly or after twelve months. With respect to these measures, we compare quarterly or twelve-month results to goals, and a bonus is paid if achievement is at least 80% of the target goal for that performance measure.

Concurrent with determining and assigning weight to the various performance measures, and the goals against which achievement is measured, the Committee determines a “target” bonus opportunity and a “maximum” bonus opportunity that may be earned by each executive as a percentage of his base salary if actual performance exceeds applicable threshold performance goals. In 2016, the “target” annual bonus opportunity for the Senior Executives ranged from 30% to 70% of their respective base salaries, and their respective “maximum” bonus opportunities were approximately 45% to 98% of their respective target bonus opportunities if actual achievement equaled or exceeded maximum performance goals.

The following table presents for 2016: (i) the performance measures for the TN, Suttle and JDL business units; (ii) the relative weight assigned to each of the performance measures in determining overall performance of the business units; (iii) threshold, target, and maximum achievement levels for each performance measure selected; (iv) actual 2016 achievement under each performance measure; and (v) actual 2016 achievement as a percentage of the target goal.

Performance Measure	% Weight	Annual Threshold Goal ($)	Annual Target Goal ($)	Annual Maximum Goal ($)	Actual Achievement ($)	% of Target Performance Achieved

TN
Total Revenue	50%	40,137,500	42,250,000	50,700.00	41,092,911	97%
Gross Margin	25%	43%	48%	53%	43%	89%
New Product Revenue	25%	6,800,000	8,500,000	10,200,000	10,063,180	118%

Suttle
Total Revenue	50%	50,082,305	56,000,000	67,200,000	42,075,740	75%
Gross Margin	25%	20%	25%	30%	9%	37%
New Product Revenues	25%	16,000,000	20,000,000	24,000,000	14,658,922	73%

JDL
Total Revenue	60%	15,000,000	17,535,000	21,042,000	15,464,362	88%
Operating Income	40%	1,527,200	1,909,000	2,290,800	2,008,291	105%

Bonus Compensation of CEO and CFO

In 2016 our CEO, Mr. Lacey, earned 80% of his annual bonus based on a weighting of business unit financial achievement as compared to the respective goals of the business units under the applicable performance measures described above. In determining the payout to the CEO and CFO, we assigned a 38.5% weight to Suttle’s performance, a 29.5% weight as to Transition Network’s performance, and a 11% weight to JDL’s performance. Mr. Lacey earned the remaining 20% of his bonus based on achieving goals under specific parent company performance measures approved by the Committee. For services in 2016, Mr. Fandrich earned a bonus based on Suttle’s performance in the first two quarters of 2016. No bonus compensation was paid under the Annual Plan to any Senior Executive in the second half of 2016 due to the suspension of bonus compensation in the second half of 2016.

Bonuses Paid Pursuant to the Annual Bonus Plan in 2016

The table below presents the bonus opportunity under the Annual Bonus Plan for the five NEOs as a percentage of their respective base salaries upon achievement of “target” goals and “maximum” goals for each performance measure (weighted as indicated above), the dollar value of the opportunity at target and maximum achievement, and the actual amount paid in cash to the NEOs based on actual achievement in relation to goals for performance measures under the Company’s 2016 Annual Bonus Plan.

Named Executive Officer	Bonus Opportunity as % of 2016 Base Salary at Target Achievement	Dollar Value of Bonus Opportunity at Target Achievement	Dollar Value of Bonus Opportunity at Maximum Achievement	Annual Bonus Paid Based on Actual Achievement

Roger H. D. Lacey	70%	$192,500	$269,500	$16,898

Mark Fandrich	30%	$ 54,000	$81,000	$5,547

Bruce Blackwood	55%	$123,378	$185,623	$5,794

Scott Otis	55%	$115,880	$173,819	$12,105

Scott Fluegge	55%	$113,432	$170,148	$31,662

Discretionary Bonuses

The Committee and the Board believe the most appropriate approach to paying annual bonus compensation is one in which executives are measured against predetermined objective performance measures and performance goals. However, from time to time, in limited and extraordinary circumstances, the Committee and the Board also believe, it is in the best interest of the Company and its shareholders to pay discretionary bonuses. In 2016, the Board paid NEO Scott Otis a retention bonus of $40,000 and a discretionary bonus of $19,059.

Overview of Long-Term Incentive Compensation

Our Senior Executives have been given, over the last several years, the opportunity to earn long-term, incentive compensation by means of the following forms of incentive awards:

●	Long Term Incentive Awards (“LTI Awards”). LTI Awards provide the opportunity to earn a payout in Company stock or cash after the end of three-year performance periods, to the extent earned by actual performance compared to performance goals.

●	Stock Options. Stock Options are granted on an annual basis, vest over four years beginning one year after the award is made, and only provide value to the executive if the Company’s stock price increases over the option exercise price.

Long-term incentive compensation opportunities for our NEOs and other Senior Executives are determined under a two-step process. First, the Committee determines the total “target” opportunity (expressed as a percentage of base compensation) for each Senior Executive to earn long-term incentive compensation (the “Total Target LTI Opportunity”). Over the last several years this percentage has ranged from 20% to 100% of the Senior Executive’s base compensation. Second, an allocation of the Total Target LTI Opportunity is then made to LTI Awards and Stock Options. Generally, the Committee has, over the last several years, allocated 70% of each executive’s Total Target LTI Opportunity to an LTI Award and 30% to Stock Options.

LTI Awards

LTI Awards may be “Performance Share Units” or “Performance Cash Units.” LTI Awards that are performance-based and payable in stock following the end of the three-year period are defined as “Performance

Share Units” or “PSUs” under our incentive compensation plan. The number of PSUs awarded to each NEO is determined by dividing the dollar value of the NEO’s LTI Award by the average price of the Company’s stock over a 20-business-day period beginning on or about March 1 of each year. Each PSU represents the potential issuance of one share of common stock; the number of PSUs actually issued as shares of stock depends on actual achievement in relation to performance goals for the three-year period.

LTI Awards that are performance-based and payable in cash following the end of a three-year period are defined as “Performance Cash Units” or “PCUs” under our incentive compensation plan. Each PCU represents the potential to be paid $1.00, and the number of PCUs that are paid in dollars depends on actual achievement in relation to performance goals for the three-year period.

Stock Options

The number of shares covered by Stock Options granted to each NEO is determined by dividing the dollar value of the Total Target LTI Opportunity allocated to Stock Options by a value for an option to purchase one share of our stock as determined by the Committee. Typically, the Committee has used the Black Scholes methodology to determine the value of one option based on a share price of the Company’s stock as of a specific date during the second half of March in each year; the share exercise price of Stock Options is fair market value on the date of grant.

Long Term Incentive Compensation Awards for the 2016 – 2018 Performance Period

On February 29, 2016, pursuant to the Company’s Long Term Incentive Compensation Plan (the “LTI Plan”) the Committee determined, and the Company’s Board ratified and approved, the overall design and other features of the Company’s LTI Plan for the 2016 through 2018 performance period (the “2016-2018 Period”) as applied to the NEOs.

The Committee first determined that the following NEOs would be awarded the total opportunities for long term executive compensation as a percentage of their respective base compensation as follows:

Named Executive Officer (1)	Total Opportunity as % of Base Salary	2016 Salary	Total Value of Long-Term Incentive Opportunity at Target	70% of Total Opportunity: Paid in PSUs and PCUs for “Target” Performance(2)	30% of Total Opportunity: Paid in Stock Options

Roger H. D. Lacey	75%	$275,000	$206,250	$144,375	$ 61,875

Mark Fandrich	20%	$180,000	$ 36,000	$ 36,000	$ 0

Bruce Blackwood	50%	$224,997	$112,499	$ 78,749	$ 33,750

Scott Otis	50%	$210,690	$105,345	$ 74,742	$ 31,604

Scott Fluegge	50%	$206,240	$103,120	$ 72,184	$ 30,936

(1)	At the time the 2016 - 2018 LTI Plan was adopted, Mr. Fandrich was employed at Suttle.

(2)	Payable half in PSUs and half in PCUs.

With respect to LTI Awards for the 2016-2018 Period, (i) the Committee determined that the relevant performance period for measuring financial performance would be fiscal 2018; (ii) performance measures for 2018 were determined for each business unit and for the Company on a consolidated basis, as well as “minimum,” “target” and “maximum” goals for each performance measure; (iii) Company consolidated, as well as the Suttle, TN and JDL business units’ performance measures (and percentage weight given to each measure) were determined to be Revenue (50%) and Operating Income (50%); (iv) 100% of the potential long term incentive opportunity assigned to the CEO and CFO was tied to the Company’s actual consolidated results compared to goals for Company consolidated performance, while business unit leaders had 50% of their long term incentive compensation tied to the success of their business unit and 50% tied to the Company’s consolidated performance; and (v) to the extent earned, long term compensation payable to NEOs and other Senior Executives will be paid 50% in Company stock and 50% in cash following the end of the three-year period.

With respect to each NEO, the opportunity to earn long term compensation under an LTI Award is initially determined as a dollar value that is a percentage of the Executive’s base salary. In each case, 50% of this dollar value will be divided by $6.99, the average price of the Company’s stock over the 20-business-day period ended March 29, 2016, with the number so determined becoming an award of the same number of PSUs, with each PSU representing the potential issuance of one share of Company stock. The other 50% of the LTI Award value will be an award of PCUs that represent the opportunity to receive cash to the extent earned. Prior to March 15, 2019, the Committee will assess actual performance against the performance measures established for each Named Executive and determine the number of shares of Company stock to be issued and cash to be paid to each Named Executive.

The following table shows the dollar value of the total LTI Award opportunity awarded to each of the Named Executives that would result in the issuance of shares of Company common stock and payment of cash after the end of the 2016-2018 Period based on achievement in relation to target and maximum goals. Achievement below the target goal for each performance measure will result in a reduced number of shares being issued and cash paid, and if achievement fails to meet any of the applicable minimum performance goals, the Named Executive will not be paid any cash or issued any shares under the PSUs awarded.

Named	Value of Total Opportunity	70% Value of PSUs / PCUs at Target	Target PSUs	Maximum PSUs	Target PCUs	Maximum PCUs

Roger H. D. Lacey	$206,250	$144,375	10,327	15,491	$72,188	$108,281

Mark Fandrich	$ 36,000	$ 36,000	2,575	3,863	$18,000	$ 27,000

Bruce Blackwood	$112,499	$ 78,749	5,633	8,450	$39,374	$ 59,062

Scott Otis	$105,345	$ 74,742	5,275	7,913	$36,871	$ 55,306

Scott Fluegge	$103,120	$ 72,184	5,163	7,745	$36,092	$ 4,138

The following table presents the dollar value of stock options awarded to the four NEOs eligible to participate in the long term incentive compensation plan and the number of shares potentially issuable pursuant to these options at an assumed value per option of $1.50 per share:

Named	Value of Total Opportunity	30% Value of Stock Options	Stock Options

Roger H. D. Lacey	$206,250	$ 61,875	41,250

Mark Fandrich	—	—	—

Bruce Blackwood	$112,499	$ 33,750	22,500

Scott Otis	$105,345	$ 31,604	21,069

Scott Fluegge	$103,120	$ 30,936	20,624

Other Compensation

In addition to participating in Company-wide plans providing health, dental and life insurance on the same basis as all of our other U.S.-based employees, our Senior Executives receive other compensation in various forms, primarily the following:

●	An annual contribution to the Company’s Employee Stock Ownership Plan and Trust (“ESOP”).

●	An annual matching contribution of up to 50% of each executive’s personal contribution to the Company’s 401(k) Plan up to the first 6% of the personal contribution.

●	A car allowance or company car.

●	In individual, unique circumstances, additional compensation to support an overseas assignment or travel to a residence away from the Company’s offices.

The amount of this other compensation for our Named Executive Officers is presented in the column titled “All Other Compensation” under the “Summary of Executive Compensation Table” and the “Other Compensation Table.”

Employment Agreements

None of our NEOs have a written employment agreement.

Stock Ownership Guidelines

The Company has adopted guidelines for stock ownership by our Senior Executives. For our Chief Executive Officer, the guideline is beneficial ownership of shares valued at three times base salary; for our Chief Financial Officer the guideline is beneficial ownership of shares valued at two times base salary; and, for all other Senior Executives, guideline beneficial ownership of shares having a value equal to one times base salary. Stock ownership includes shares held directly and shares beneficially held in the Company’s ESOP, but does not include unexercised stock options or shares potentially payable under Incentive Awards. The Company annually reviews each executive’s progress towards achieving ownership equal to the ownership guidelines.

Consideration of Risk in Compensation

The Company believes placing substantial emphasis on long-term incentive compensation encourages executives to direct their efforts to promote the creation of long-term shareholder value and that promoting the creation of long-term value discourages behavior that leads to excessive risk. The Committee believes that the following features of our compensation programs provide incentives for the creation of long-term shareholder value and encourage high achievement by our executive officers without encouraging inappropriate or unnecessary risk taking:

●	We balance rewards for short and long-term decision making by providing both annual bonus compensation and long-term incentive compensation.

●	Our long-term incentives in the form of stock options become exercisable over a four-year period and remain exercisable for up to seven years from the date of grant.

●	Our long-term incentive compensation awards become payable only if, after completion of a multi-year period, actual performance over the period compared to pre-established performance goals justifies a payment.

Because of our stock ownership guidelines, officers and key employees require all executives to make progress towards owning stock equal to at least one times their base compensation, we believe our NEOs are less likely to expose the Company to inappropriate or unnecessary risks.

The financial metrics used in our incentive compensation programs are measures the Committee believes drive long-term shareholder value. Moreover, the Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short term results. In addition, all forms of incentive compensation specify a maximum amount that cannot exceed two times the target amount, no matter how much financial performance exceeds the ranges established at the beginning of the year.

SUMMARY COMPENSATION TABLE

The following table presents information regarding compensation earned in 2016, 2015, and 2014 for services in all capacities by the Company’s Chief Executive Officer Roger H.D. Lacey, the Company’s Chief Financial Officer (beginning in August 2016) Mark Fandrich, and the three other most highly compensated executive officers of the Company in 2016 (together referred to as the “Named Executive Officers” or “NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Options Award ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)

Roger H.D. Lacey	2016	275,000	—	147,750	32,835	16,898	—	17,825	490,307
President and	2015	250,000	—	12,448	122,853	47,495	—	8,049	441,285
Chief Executive Officer (5)	2014	133,718	24,991	25,000	—	—	—	50,577	234,286

Mark Fandrich	2016	187,127		18,746	22,727	5,547	—	11,851	245,998
Vice President and
Chief Financial Officer(6)

Bruce Blackwood	2016	221,288	—	41,008	12,053	12,105	—	18,438	304,892
General Manager,	2015	214,283	—	—	32,143	146,650	—	28,922	275,348
Suttle	2014	204,079	—	40,400	40,816	—	—	23,307	537,252

Scott Otis	2016	210,627	74,670	50,062	11,286	5,794		19,078	355,906
General Manager,	2015	206,559	10,000	11,509	30,985	27,068	—	21,989	308,109
Transition Networks	2014	196,723	50,000	38,938	39,345	6,798	—	14,315	428,118

Scott Fluegge	2016	206,004	—	58,681	15,922	31,662	—	18,522	330,791
President and General Manager,	2015	190,962	—	31,026	28,645	126,583	—	23,734	400,951
JDL Technologies	2014	185,400	50,000	36,700	37,080	8,572	—	23,431	341,183

(1)	Represents stock earned under the Company’s Annual Bonus Plan and Long-Term Incentive Plan (“LTI Plan”). The values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K, using the assumptions discussed in Note 9, “Stock Compensation” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)	The values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K, using the assumptions discussed in Note 9, “Stock Compensation,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(3)	Represents amounts earned under the Company’s Performance Unit Plan. See “Non-Equity Incentive Plan Compensation Table” below.

(4)	See “Other Compensation Table” below.

(5)	Mr. Lacey was named Interim Chief Executive Officer on June 4, 2014 and Chief Executive Officer on February 27, 2015.

(6)	Mr. Fandrich was appointed Chief Financial Officer of the Company effective August 2016. The table shows his total 2016 compensation.

Non-Equity Incentive Plan Compensation Table

The following table provides a breakdown of information under the column “Non-Equity Incentive Plan Compensation” in the preceding Summary Compensation Table.

Name	Year	Short-Term Plans ($)	Long-Term Plans ($)
Mr. Lacey	2016	16,898	—
	2015	47,935	—
	2014	—	—

Mr. Fandrich	2016	5,547	—

Mr. Blackwood	2016	12,105	—
	2015	—	—
	2014	146,650	—

Mr. Otis	2016	5,794	—
	2015	27,068	—
	2014	6,798	—

Mr. Fluegge	2016	31,662	—
	2015	126,583	—
	2014	8,572	—

Other Compensation Table

The following table provides a breakdown of information under the column “Other Compensation” above.

Name	Year	Contributions to Defined Contribution Plan ($)	Non-Elective Contributions to CSI Defined Contribution Plan ($)	Non- employee Director Fees ($)	Other ($)	Total ($)
Mr. Lacey	2016	3,975	6,100	—	7,750	17,825
	2015	—	8,049	—	—	8,049
	2014	—	577	50,000	—	50,577

Mr. Fandrich	2016	—	5,343	—	6,508	11,851

Mr. Blackwood	2016	3,563	7,125	—	7,750	18,438
	2015	7,950	9,000	—	11,972	28,922
	2014	7,800	7,757	—	7,750	23,307

Mr. Otis	2016	3,975	7,125	—	7,750	19,078
	2015	7,030	6,911	—	8, 048	21,989
	2014	—	6,565	—	7,750	14,315

Mr. Fluegge	2016	3,975	6,797	—	7,750	18,522
	2015	7,950	7,736	—	8,048	23,734
	2014	7,800	7,881	—	7,750	23,431

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by Named Executive Officers as of December 31, 2016.

	Number of Securities Underlying Unexercised Options					Shares or Units of Stock that have not Vested			Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights that have not Vested
Name	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number (#)		Market Value ($)	Number of (#)		Market or Payout Value of ($)

Mr. Lacey	12, 195			11.70	6/4/2021
	5,664	16,991	(1)	11.65	3/17/2022
	12,475	12,475	(2)	11.09	4/3/2022
	12,525	12,525	(2)	11.05	5/21/2015
	8,333	8,334	(3)	7.34	1/25/2023
	—	41,250	(4)	6.85	3/15/2023
									12,393	(5)	143,635
									15,491	(6)	112,774
						4,166	(3)	19,289

Mr. Fandrich	—	20,000	(7)	5.72	8/29/2023
									3,863	(6)	28,123

Mr. Blackwood	7,070	—		14.15	3/3/2018
	9,058	—		13.10	3/15/2019
	11,733	3,909	(8)	10.10	3/15/2020
	8,296	8,296	(9)	12.97	3/21/2021
	20,000	20,000	(10)	11.70	6/4/2021
	4,413	13,240	(1)	11.65	3/17/2022
	—	22,500	(4)	7.34	3/15/2023
						1,077	(11)	11,309
									3,219	(5)	37,308
									8,450	(6)	61,516

Mr. Otis	2,731	910	(8)	10.10	3/15/2020
	7,997	7,997	(9)	12.97	3/21/2021
	20,000	20,000	(10)	11.70	6/4/2021
	4,254	12,763	(1)	11.65	3/17/2022
		21,069	(4)	7.34	3/15/2023
						1,038	(11)	10,280
									5,101	(5)	59,121
									7,913	(6)	57,607

Mr. Fluegge	7,920	—		13.10	3/15/2019
	10,658	3,553	(8)	10.10	3/15/2020
	7,537	7,536	(9)	12.97	3/21/2021
	3,933	15,732	(1)	11.65	3/17/2022
	—	20,624	(4)	7.34	3/15/2023
	—	10,000	(12)	6.55	5/25/2023
						979	(11)	10,280
									7,367	(5)	85,738
									7,745	(6)	56,384

(1)	Will vest one-third on each of March 17, 2017, 2018 and 2019.

(2)	Will vest on May 30, 2017.

(3)	Will vest on December 1, 2017.

(4)	Will vest one-fourth on each of March 15, 2017, 2018, 2019 and 2020.

(5)	Will vest on December 31, 2017, subject to attaining performance goals under the 2015 - 2017 LTI Plan.

(6)	Will vest on December 31, 2018, subject to attaining performance goals under 2016 - 2018 LTI Plan.

(7)	Will vest one-fourth on each of August 29, 2017, 2018, 2019 and 2020.

(8)	Will vest on March 15, 2017.

(9)	Will vest one-half on each of March 21, 2017 and 2018.

(10)	Will vest one-half on each of June 4, 2017 and 2018.

(11)	Will vest on March 28, 2017.

(12)	Will vest one-fourth on each of May 25, 2017, 2018, 2019 and 2020.

2016 Options Exercised and Stock Vested

The following table sets forth information concerning stock awards that vested during 2016 for the Named Executive Officers. No options were exercised in 2016. Only Mr. Lacey had stock awards that vested in 2016.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Roger H.D. Lacey	—	—	4,167	20,585

POTENTIAL PAYMENTS UNDER CHANGE OF CONTROL

The Company has entered into Change of Control Agreements (“CIC Agreements”) with its NEOs other than Mr. Lacey and Mr. Fandrich, who do not currently have CIC Agreements. These CIC Agreements provide for payment of severance compensation if (A) there is a change in control of the Company and (B) within 24 months following this change of control, there is either (i) an involuntary termination of employment other than for cause, death, disability or retirement or (ii) a voluntary termination of employment for Good Reason (each a “Triggering Event”). Under the CIC Agreements, “Good Reason” includes a material diminution in the person’s base salary, duties or authority, or those of his immediate superior, or a material diminution in the budget over which the person has authority or a change in geographic location of the person’s job. The CIC Agreements include provisions requiring each executive to maintain confidentiality of information acquired during the period of employment, to refrain for a period of one year from competing with the Company or soliciting other Company employees to leave their employment with the Company and to provide a release of all claims against the Company in exchange for the benefit paid pursuant to the CIC agreement. In the event of a change in control, the Company’s LTI Plan provides for partial vesting and payment of unvested Incentive Awards and the Company’s Stock Option Plan provides for vesting of unvested stock options, in each case irrespective of whether or not a Triggering Event has occurred.

Assuming a change of control occurred on January 1, 2017, the following table presents amounts potentially payable to each of the Named Executive Officers, without and with a corresponding Triggering Event.

Name	Reason for Payment	Cash Severance ($)(1)	Partial Vesting of Incentive Awards ($)(2)	Vesting of Unvested Options(3)	Total ($)
Mr. Blackwood	Change of Control; without a Triggering Event	—	—	—
	Change of Control with Triggering Event	303,472	36,181	—	339,653

Mr. Otis	Change of Control; without a Triggering Event	—	—	—
	Change of Control with Triggering Event	283,449	75,571	—	359,020

Mr. Fluegge	Change of Control; without a Triggering Event
	Change of Control with Triggering Event	338,060	114,041	—	452,101

(1)	The amounts in this column reflect the amount of cash severance the Company would be obligated to pay these individuals in the form of a single lump-sum cash payment pursuant to their CIC Agreements.

(2)	The amounts in this column reflect the estimated value of unvested Incentive Awards under the Company’s LTI Plan at December 31, 2016 that would become payable upon the occurrence of a change in control.

(3)	The amount in this column represents in-the-money value of options assuming vesting upon a change in control at January 1, 2017. As of the immediately preceding business day, the exercise price of unvested options granted to these NEOs was greater than the closing market price of our common stock.

DIRECTOR COMPENSATION

The 2015 compensation of non-employee directors was as follows: (i) each director was paid an annual cash retainer of $30,000; (ii) each director was issued an equity retainer of $40,000 paid on the date of the 2016 Annual Meeting of Shareholders, paid in a combination of RSUs and stock options; (iii) the two committee chairs were each paid an additional $20,000, 50% in cash and 50% in a combination of RSUs and stock options; (iv) each non-chair committee member was paid an additional $10,000, 50% in cash and 50% in a combination of RSUs and stock options; (v) the non-executive Board Chair was paid an additional $40,000, 50% in cash and 50% in a combination of RSUs and stock options; (vi) the Lead Governance Director was paid an additional $10,000, 50% in cash and 50% in a combination of RSUs and stock options; and (vii) the Board Secretary was paid an additional $40,000, 50% in cash and 50% in a combination of RSUs and stock options.

For 2016, the Board decreased cash and non-cash compensation for Board and Committee service. First, director cash compensation was reduced by 25%. Second, directors were issued stock options and RSUs in share numbers equal to those issued in 2015. Because the price of the Company’s common stock was lower on the date of the 2016 Annual Meeting of Shareholders ($6.33) than on the 2015 Annual Meeting of Shareholders ($11.05), the 2016 equity grants had a lower value.

The following table presents the 2016 cash and dollar value of stock options and RSUs paid to each Company’s non-employee Board member.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Options Awards ($)(2)	Total ($)

Curtis A. Sampson	37,500	17,173	8,115	62,788
Luella G. Goldberg	30,000	14,312	6,762	51,075
Gerald D. Pint	26,250	12,882	6,086	45,218
Richard A. Primuth	63,750	22,205	12,849	98,805
Randall D. Sampson	33,750	15,743	7,439	56,932

(1)	In addition to compensation as directors, the named directors serve in differing roles for which they receive separate compensation, including as a committee chair, committee member, Lead Governance Director and Board Secretary. See “The Board, Board Committees and Meetings” and “Board Leadership” above under “Corporate Governance.”

(2)	Values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K, using the assumptions discussed within Note 9 in the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Board has adopted Governance Guidelines that include provisions with respect to conflicts of interest. These Guidelines describe “conflict of interest” as a situation in which a director’s personal interest, including an immediate family member interest, is adverse to, or may appear to be adverse to, the interests of the Company. The Guidelines provide that any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, must be disclosed promptly to the Chief Executive Officer, the Chairman, and the Company’s primary legal counsel.

If the Company wishes to proceed with a transaction involving a potential conflict of interest, the Board would intend to seek prior approval from the Audit & Finance Committee to ensure the transaction is beneficial to the Company and the terms of the transaction are fair to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s officers, directors and beneficial holders of 10% or more of the Company’s securities are required to file reports of their beneficial ownership with the SEC on Forms 3, 4 and 5. To the Company’s knowledge, based solely on a review of the copies of these reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2016, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial holders of 10% were complied with.

OTHER INFORMATION

Contacting the Board of Directors

Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual Director at: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual Director, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, a complaint regarding accounting, internal accounting controls or auditing matters will be forwarded to the Chair of the Audit & Finance Committee for review. Complaints and other communications may be submitted on a confidential or anonymous basis.

Shareholder Proposals for 2018 Annual Meeting

The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the Company, to present proposals for shareholder action in the Company’s proxy statement where the proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the Commission’s proxy rules. The next annual meeting of the shareholders of Communications Systems, Inc. is expected to be held on or about May 24, 2018, and proxy materials in connection with that meeting are expected to be made available on or about April 11, 2018. Shareholder proposals prepared in accordance with the Commission’s proxy rules to be included in the Company’s Proxy Statement must be received at the Company’s corporate office, 10900 Red Circle Drive, Minnetonka, Minnesota 55343, Attention: President, by December 13, 2017, in order to be considered for inclusion in the Board of Directors’ Proxy Statement and proxy card for the 2018 Annual Meeting of Shareholders. Any proposal must be in writing and signed by the shareholder. In addition, if the Company is not notified by February 27, 2018, of a matter to be brought before the 2017 Annual Meeting of Shareholders by a shareholder, the proxies held by management may provide the discretion to vote against the proposal even though it is not discussed in the proxy statement for the meeting.

The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company and (ii) the nomination by shareholders of candidates for election as directors.

Properly Brought Business

The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of the shareholder’s intention to bring the business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days or more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Notice relating to the conduct of the such business at an annual meeting must contain certain information as described in Section 2.9 of the Company’s Bylaws, which are available for inspection by shareholders at the Company’s principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company’s Bylaws.

Shareholder Nominations

The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by the shareholder to the Secretary of the Company not less than 45 days or more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.7 of the Company’s Bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, that person will not be eligible for election as a director.

Other Matters

Management knows of no other matters that will be presented at the meeting. If any other matters arise at the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors,

Curtis A. Sampson, Chairman

VOTE BY INTERNET - www.proxyvote.com
COMMUNICATIONS SYSTEMS, INC. SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E26094-P90867	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMMUNICATIONS SYSTEMS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the election of each of the nominees as directors.
1.	To elect the six directors nominated by the Board of Directors to serve one-year terms until the 2018 Annual Meeting of Shareholders (“Proposal No. 1”)	☐	☐	☐

Nominees:

	01) Roger H.D. Lacey	04) Curtis A Sampson
	02) Gerald D. Pint	05) Randall D. Sampson
	03) Richard A. Primuth	06) Steven C. Webster

The Board of Directors recommends you vote FOR Proposal No. 2.							For	Against	Abstain

2.	To ratify the appointment of Baker Tilly Virchow Krause LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.						☐	☐	☐

3.	THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2.

For address changes or comments, please check this box and write them on the back where indicated.				☐

Please date and sign exactly as your name(s) appear(s) hereon, indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

V.1.1

COMMUNICATIONS SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 24, 2017

10:00 a.m., Central Daylight Time

Communications Systems, Inc.

10900 Red Circle Drive

Minnetonka, Minnesota

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E26095-P90867

COMMUNICATIONS SYSTEMS, INC.	Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2017.

The undersigned hereby appoints Curtis A. Sampson, Roger H.D. Lacey and Mark Fandrich, or any one of them, as proxies, with full power of substitution to vote all the shares of common stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Communications Systems, Inc., to be held on May 24, 2017, at 10:00 a.m., Central Daylight Time, at the offices of Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota, or at any adjournment thereof, upon any and all matters that may properly be brought before the meeting or at any adjournment thereof, hereby revoking all former proxies.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed, on the other side)

V.1.1